EXHIBIT 10.3

STOCK OPTION AGREEMENT

ARMADA OIL, INC.

THIS AGREEMENT is entered into as of the ____ day of _______, 201_ (the “Date of Grant”)

BETWEEN:

ARMADA OIL, INC., a company incorporated pursuant to the laws of the State of Nevada,

(the “Company”)

AND:	[Name of Recipient]

(the “Optionee”).

WHEREAS:

The Board of Directors of the Company (the “Board”) has approved and adopted the Armada Oil, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”), pursuant to which the Board is authorized to grant to employees and other selected persons stock options to purchase common shares of the Company (the “Common Stock”);

The 2012 Plan provides for the granting of stock options that either (i) are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) do not qualify under Section 422 of the Code (“Non-Qualified Stock Options”); and

The Board has authorized the grant to Optionee of options to purchase a total of _______________________ (_______) shares of Common Stock (the “Options”), which Options are intended to be (select one):

[  ]    Incentive Stock Options;

[  ]    Non-Qualified Stock Options

NOW THEREFORE, the Company agrees to offer to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, __________________ (______) shares of Common Stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the 2012 Plan.

1.           Exercise Price. The exercise price of the options shall be US $_____ per share.

2.           Limitation on the Number of Shares. If the Options granted hereby are Incentive Stock Options, the number of shares which may be acquired upon exercise thereof is subject to any limitations set forth in the 2012 Plan.

3.           Vesting Schedule. The Options shall vest in accordance with Exhibit A. In the event of a Change in Control, the vesting schedule shall accelerate and any options not yet vested shall become vested concurrent with the closing of that event.

4.           Options not Transferable. The Options may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution or, in the case of a Non-Qualified Stock Option, pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment or similar process; provided, however, that if the Options represent a Non-Qualified Stock Option, such Option is transferable without payment of consideration to immediate family members of the Optionee or to trusts or partnerships established exclusively for the benefit of the Optionee and Optionee’s immediate family members. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by the 2012 Plan contrary to the provisions thereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by the 2012 Plan, such Option shall thereupon terminate and become null and void.

5.           Investment Intent. By accepting the Options, the Optionee represents and agrees that none of the shares of Common Stock purchased upon exercise of the Options will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Options, that the Optionee execute an undertaking, in such a form as the Company shall reasonably specify, that the Stock is being purchased only for investment and without any then-present intention to sell or distribute such shares.

6.           Termination of Service and Options. Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

(a)	Expiration. Five (5) years from the Date of Grant.

(b)	Termination for Cause. The date of the first discovery by the Company of any reason for an Optionee’s Termination of Service with the Company or any Subsidiary for cause (as determined in the sole discretion of the Board, the Committee or the Committee-designated officer, the “2012 Plan Administrator”), and, if an Optionee’s employment or contractual relationship is suspended pending any investigation by the Company as to whether the Optionee’s Termination of Service should be for cause, the Optionee’s rights under this Agreement and the 2012 Plan shall likewise be suspended during the period of any such investigation.

(c)	Termination Due to Death or Total and Permanent Disability. The expiration of one (1) year from the date of the death of the Optionee or the Termination of Service of an Optionee by reason of Total and Permanent Disability. If an Optionee’s Termination of Service is caused by death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee’s rights under such Option shall pass by the Optionee’s will or by the laws of descent and distribution.

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(d)	Termination for Any Other Reason. The expiration of twelve (12) months from the date of an Optionee’s Termination of Service with the Company or any Subsidiary for any reason whatsoever other than Termination of Service for cause, death or Total and Permanent Disability.

Each unvested Option granted pursuant hereto shall terminate immediately upon the Optionee’s Termination of Service with the Company or Subsidiary for any reason whatsoever, including Total and Permanent Disability unless otherwise provided by the 2012 Plan Administrator.

7.           Stock. In the case of any stock split, stock dividend or like change in the nature of shares of Stock covered by this Agreement, the number of shares and exercise price shall be proportionately adjusted as provided in Articles 11 and 12 of the 2012 Plan.

8.           Exercise of Option. Options shall be exercisable, in full or in part, at any time after vesting, until termination; provided, however, that any Optionee who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 with respect to the Common Stock shall be precluded from selling or transferring any Common Stock or other security underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. No portion of any Option for less than fifty (50) shares (as adjusted pursuant to Articles 11 or 12 of the 2012 Plan) may be exercised; provided, that if the vested portion of any Option is less than fifty (50) shares, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

Each exercise of the Option shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit B) to the CEO of the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash by certified check or cashier’s check in the amount of the full exercise price for the Common Stock to be purchased. In addition to payment in cash by certified check or cashier’s check, an Optionee or transferee of an Option may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

(a)	by delivering to the Company shares of Common Stock previously held by such person, duly endorsed for transfer to the Company, or by the Company withholding shares of Common Stock otherwise deliverable pursuant to exercise of the Option, which shares of Common Stock received or withheld shall have a fair market value at the date of exercise (as determined by the 2012 Plan Administrator) equal to the aggregate purchase price to be paid by the Optionee upon such exercise;

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Solely for the purposes of this paragraph, “fair market value” per share of Common Stock shall mean (A) the average of the closing sales prices, as quoted on the primary national or regional stock exchange on which the Common Stock is listed, or, if not listed, the OTC Markets if quoted thereon, on the twenty (20) trading days immediately preceding the date on which the notice of election to exercise is deemed to have been sent to the Company, or (B) if the Common Stock is not publicly traded as set forth above, as reasonably and in good faith determined by the Board of Directors of the Company as of the date which the notice of election to exercise is deemed to have been sent to the Company.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the shares of Common Stock issued in a cashless exercise transaction shall be deemed to have been acquired by the Optionee, and the holding period for such shares shall be deemed to have commenced, on the date the Options were originally issued; or

(b)	by complying with any other payment mechanism approved by the 2012 Plan Administrator at the time of exercise.

It is a condition precedent to the issuance of shares of Common Stock that the Optionee execute and/or deliver to the Company all documents and withholding taxes required in accordance with Section 15.7 of the 2012 Plan.

9.           Holding period for Incentive Stock Options. In order to obtain the tax treatment provided for Incentive Stock Options by Section 422 of the Code, the shares of Common Stock received upon exercising any Incentive Stock Options received pursuant to this Agreement must be sold, if at all, after a date which is later of two (2) years from the date this agreement is entered into or one (1) year from the date upon which the Options are exercised. The Optionee agrees to report sales of shares prior to the above determined date to the Company within one (1) business day after such sale is concluded. The Optionee also agrees to pay to the Company, within five (5) business days after such sale is concluded, the amount necessary for the Company to satisfy its withholding requirement required by the Code in the manner specified in Section 15.7 of the 2012 Plan. Nothing in this Section 9 is intended as a representation that Common Stock may be sold without registration under state and federal securities laws or an exemption therefrom or that such registration or exemption will be available at any specified time.

10.          Resale restrictions may apply. Any resale of the shares of Common Stock received upon exercising any Options will be subject to resale restrictions contained in the securities legislation applicable to the Optionee. The Optionee acknowledges and agrees that the Optionee is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

11.          Subject to 2012 Plan. The terms of the Options are subject to the provisions of the 2012 Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the 2012 Plan, as the same may be from time to time amended, shall be governed by the provisions of the 2012 Plan, a copy of which has been delivered to the Optionee, and which is available for inspection at the principal offices of the Company.

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12.           Professional Advice. The acceptance of the Options and the sale of Common Stock issued pursuant to the exercise of Options may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Options. Without limiting other matters to be considered with the assistance of the Optionee’s professional advisors, the Optionee should consider: (a) the implications of alternative minimum tax pursuant to the Code; (b) the merits and risks of an investment in the underlying shares of Common Stock; and (c) any resale restrictions that might apply under applicable securities laws.

13.           No Employment Commitment. The grant of the Options shall in no way constitute any form of agreement or understanding binding on the Company or any Subsidiary, express or implied, that the Company or any Subsidiary will employ or contract with the Optionee, for any length of time, nor shall it interfere in any way with the Company’s or, where applicable, a Subsidiary’s right to terminate Optionee’s employment at any time, which right is hereby reserved.

14.           Entire Agreement. This Agreement is the only agreement between the Optionee and the Company with respect to the Options, and this Agreement and the 2012 Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.

15.           Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

The Company:	Armada Oil, Inc.
5220 Spring Valley Rd
Suite 615
Dallas, TX 75254
Attention: CEO

With a copy to:	Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022
Attention: Adam S. Gottbetter

The Optionee:

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ARMADA OIL, INC.

Per:
Randy M. Griffin, CEO

[Name of Recipient]

Tax ID #

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EXHIBIT A

TERMS OF THE OPTION

Name of the Optionee:	____________________

Date of Grant:	_____ __, 201_

Designation:	[Incentive] [Non-Qualified] Stock Options

1. Number of Options granted:	___________ shares

2. Purchase Price:	$______ per share

3. Vesting Dates:	_____ __, 201_ – _________ shares

4. Expiration Date:	_____ __, 201_

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EXHIBIT B

To:	Armada Oil, Inc.

Attention: CEO

Notice of Election to Exercise

This Notice of Election to Exercise shall constitute proper notice under Armada Oil, Inc.’s (the “Company”) 2012 Long-Term Incentive Plan (the “2012 Plan”) pursuant to Section 8 of that certain Stock Option Agreement (the “Agreement”) dated as of the ___ day of _______, 201_, between the Company and the undersigned.

The undersigned hereby elects to exercise Optionee’s option to purchase ______________ shares of the common stock of the Company at a price of US$____ per share, for aggregate consideration of US$_________, on the terms and conditions set forth in the Agreement and the 2012 Plan. Such aggregate consideration, in the form specified in Section 8 of the Agreement, accompanies this notice.

The Optionee hereby directs the Company to issue, register and deliver the certificates representing the shares as follows:

Registration Information:	Delivery Instructions:

Name to appear on certificates	Name

Address	Address

Telephone Number

DATED at ____________________________________, the day of ________________________, 20___.

(Name of Optionee – Please type or print)

(Signature and, if applicable, Office)

(Address of Optionee)

(City, State, and Zip Code of Optionee)

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